Exhibit 99.1

Third Quarter 2013

Supplemental Reporting Package

September 30, 2013

Table of Contents

The following supplements Industrial Income Trust Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2013, which is available at www.industrialincome.com. As used herein, the terms “IIT,” the “Company,” “we,” “our,” or “us” refer to Industrial Income Trust Inc.

Overview	2

Quarterly Highlights	3

Consolidated Statements of Operations	4

Consolidated Balance Sheets	5

Consolidated Statements of Cash Flows	6

Funds from Operations	7

Selected Financial Data	8

Portfolio Overview	9

Lease Expirations & Top Customers	11

Acquisitions	12

Debt	13

Definitions	14

This supplemental information contains forward-looking statements that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended or supplemented by the Company’s other filings with the SEC. Any of these statements could prove to be inaccurate, and actual events or IIT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that it will attain its investment objectives.

Overview

IIT is an industrial real estate investment trust that acquires and operates high-quality distribution warehouses that serve as key logistics centers for corporate tenants. IIT’s core strategy is to continue building a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution infrastructure. IIT acquired its first building on June 30, 2010.

As of September 30, 2013, IIT owned and managed a portfolio that included 293 industrial buildings totaling approximately 56.5 million square feet with 550 customers in 20 major industrial markets throughout the U.S with a weighted-average remaining lease term (based on square feet) of 5.4 years. Of the 293 industrial buildings we owned and managed as of September 30, 2013:

•	281 industrial buildings totaling approximately 54.3 million square feet comprised our operating portfolio, which was 94% occupied (94% leased)

•	12 industrial buildings totaling approximately 2.2 million square feet comprised our development portfolio

Public Earnings Call

We will host a public conference call on Thursday, November 21, 2013 to review quarterly operating and financial results for the quarter ended September 30, 2013. Dwight Merriman, Chief Executive Officer, and Tom McGonagle, Chief Financial Officer, will present operating and financial data and discuss the Company’s corporate strategy and acquisition activity. The conference call will take place at 2:15 p.m. MST and can be accessed by dialing (800) 755-6634. To access a replay of the call, contact Dividend Capital at (866) 324-7348.

Contact Information

Industrial Income Trust Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone: (303) 228-2200

Attn: Thomas G. McGonagle, Chief Financial Officer

Quarterly Highlights

The following is an overview of our financial and operating results for the three months ended September 30, 2013:

•

On July 18, 2013, we terminated the offering of primary shares pursuant to our follow-on offering. Since inception through July 18, 2013, we raised gross proceeds of approximately $2.1 billion from the sale of approximately 207.2 million shares of our common stock in our public offerings, including approximately $63.8 million from the sale of approximately 6.5 million share of our common stock through our distribution reinvestment plan.

•	During the third quarter, we raised approximately $228.6 million of gross equity capital from our follow-on offering of common stock.

•

We acquired 19 industrial buildings comprising approximately 4.7 million square feet for an aggregate total purchase price of approximately $325.8 million, exclusive of transfer taxes, due diligence expenses, and other closing costs.

•

In September 2013, we acquired our partner’s interest in the Fund I Partnership joint venture for a purchase price of $129.6 million, as well as assumed the Fund I Partnership’s debt in the amount of approximately $241.3 million, and we recorded a gain of approximately $26.5 million. As a result of this transaction, we own 100% of the Fund I Partnership and we now consolidate all of the assets and liabilities and result of operating of the Fund I Partnership in our financial statements. Prior to the transaction and the resulting consolidation of the Fund I Partnership, we had included certain operating data of the Fund I Partnership, which owned 31 buildings aggregating approximately 7.2 million square feet as of the date of acquisition, in our total portfolio metrics for the periods the properties were originally acquired by the Fund I Partnership.

•

In September 2013, we entered into a $300.0 million unsecured term loan, with the ability to increase the size of the unsecured term loan up to a total of $500.0 million, subject to certain conditions. The maturity date is January 15, 2019. The primary interest rate as of September 30, 2013 was 1.78% and is based on LIBOR, plus a margin ranging from 1.50% to 2.35%. Subsequent to September 30, 2013, we entered into LIBOR-based forward-starting interest rate swap agreements to hedge this unsecured term loan. See “Debt” below for additional information.

•	Our net operating income(1) was $48.3 million for the quarter ended September 30, 2013, as compared to net operating income of $26.5 million for the same period in 2012.

•

Our adjusted net loss(3) was $12.3 million, or $0.06 per share, for the quarter ended September 30, 2013, which excludes the effects of the gain on acquisition of our joint venture of $26.5 million, or $0.13 per share. This compares to net loss of $8.7 million, or $0.08 per share for the same period in 2012. These results include non-recurring acquisition-related expenses of $10.0 million, or $0.05 per share, for the quarter ended September 30, 2013 and $4.8 million, or $0.04 per share, for the same period in 2012.

•

We had Company-defined Funds from Operations(2) of $30.8 million, or $0.15 per share, for the quarter ended September 30, 2013, as compared to $15.2 million, or $0.14 per share, for the same period in 2012.

We have been in the acquisition phase of our life cycle and our operating results have primarily been impacted by the timing of our acquisitions and the equity raised through our public offerings. Accordingly, our operating results for the quarters ended September 30, 2013 and 2012 are not directly comparable, nor are they indicative of those expected in future periods.

(1)	See “Selected Financial Data” below for additional information regarding net operating income, as well as “Definitions” below for a reconciliation of net operating income to GAAP net loss.
(2)	See “Funds from Operations” below for a reconciliation of GAAP net loss to Company-defined FFO, as well as “Definitions” below for additional information.
(3)	See “Definitions” below for a reconciliation of adjusted net loss to GAAP net loss.

Consolidated Statements of Operations

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(in thousands, except per share data)	2013	2012	2013	2012
Revenues:
Rental revenues	$65,098	$34,925	$171,654	$85,622

Total revenues	65,098	34,925	171,654	85,622

Operating expenses:
Rental expenses	16,843	8,434	43,641	20,537
Real estate-related depreciation and amortization	31,025	16,446	84,909	40,547
General and administrative expenses	1,661	1,327	5,114	4,166
Asset management fees, related party	6,077	3,214	15,831	7,977
Acquisition-related expenses, related party	5,627	2,510	10,961	7,322
Acquisition-related expenses	4,347	2,323	12,315	6,039

Total operating expenses	65,580	34,254	172,771	86,588

Operating income (loss)	(482)	671	(1,117)	(966)
Other income (expenses):
Equity in loss of unconsolidated joint ventures	(1,349)	(491)	(2,805)	(1,911)
Interest expense and other	(12,488)	(8,031)	(35,526)	(19,769)
Loss on early extinguishment	—	(874)	—	(874)
Gain on acquisition of joint venture	26,481	—	26,481	—
Incentive fee from acquisition of joint venture	1,985	—	1,985	—

Total other income (expenses)	14,629	(9,396)	(9,865)	(22,554)
Net income (loss)	14,147	(8,725)	(10,982)	(23,520)
Net income (loss) attributable to noncontrolling interests	—	—	—	—

Net income (loss) attributable to common stockholders	$14,147	$(8,725)	$(10,982)	$(23,520)

Weighted-average shares outstanding	203,024	111,996	170,474	94,484

Net income (loss) per common share - basic and diluted	$0.07	$(0.08)	$(0.06)	$(0.25)

Consolidated Balance Sheets

($ in thousands)	September 30, 2013	December 31, 2012
ASSETS
Net investment in real estate properties	$3,450,750	$2,122,941
Investment in unconsolidated joint ventures	8,136	96,490
Cash and cash equivalents	27,651	24,550
Restricted cash	2,630	1,926
Straight-line rent receivable	23,583	12,277
Tenant receivables, net	4,898	2,185
Notes receivable	3,612	5,912
Deferred financing costs, net	10,312	10,259
Due from transfer agent	—	6,438
Deferred acquisition costs	37,040	4,504
Other assets	11,831	7,466

Total assets	$3,580,443	$2,294,948

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$36,013	$13,514
Tenant prepaids and security deposits	40,139	20,711
Intangible lease liability, net	32,381	12,941
Debt	1,826,283	1,195,218
Due to affiliates	62	3,945
Distributions payable	31,725	19,568
Other liabilities	209	2,970

Total liabilities	1,966,812	1,268,867
Total stockholders’ equity	1,613,630	1,026,080
Noncontrolling interests	1	1

Total liabilities and equity	$3,580,443	$2,294,948

Consolidated Statements of Cash Flows

	For the Nine Months
	Ended September 30,
($ in thousands)	2013	2012
Operating activities:
Net loss	$(10,982)	$(23,520)
Adjustments to reconcile net loss to net cash provided by operating activities:
Real estate-related depreciation and amortization	84,909	40,547
Equity in loss of unconsolidated joint venture	2,805	1,911
Loss of early extingishment of debt	—	874
Gain on consolidation of joint venture	(26,481)	—
Incentive fee from unconsolidated joint venture	(1,985)	—
Straight-line rent and amortization of above- and below-market leases	(8,562)	(2,777)
Bad debt expense	584	425
Other	1,081	990
Changes in operating assets and liabilities	13,358	(2,325)

Net cash provided by operating activities	54,727	16,125

Investing activities:
Real estate acquisitions	(815,634)	(694,740)
Acquisition of joint venture	(126,010)	—
Acquisition deposits	(28,367)	(9,175)
Capital expenditures	(55,098)	(10,328)
Investment in unconsolidated joint ventures	(19,802)	(32,799)
Distribution from unconsolidated joint ventures	3,754	8,817
Other	(247)	1,319

Net cash used in investing activities	(1,041,404)	(736,906)

Financing activities:
Proceeds from issuance of mortgage notes	—	195,453
Repayments of mortgage notes	(9,975)	(2,239)
Proceeds from issuance of term loan	300,000	—
Proceeds from lines of credit	705,000	496,006
Repayments of lines of credit	(610,000)	(443,150)
Financing costs paid	(1,849)	(1,830)
Proceeds from issuance of common stock	721,768	556,474
Offering costs for issuance of common stock	(69,781)	(55,556)
Distributions paid to common stockholders	(35,793)	(19,347)
Redemptions of common stock	(9,592)	(2,307)

Net cash provided by financing activities	989,778	723,504

Net increase in cash and cash equivalents	3,101	2,723
Cash and cash equivalents, at beginning of period	24,550	12,934

Cash and cash equivalents, at end of period	$27,651	$15,657

Funds from Operations (1)

Our third quarter 2013 Company-defined FFO was $0.15 per share, as compared to $0.14 per share for the third quarter 2012. However, the timing of our acquisitions in any period, combined with the level of equity raised has, and could have, an impact, upwards or downwards of a penny or two on our Company-defined FFO in any given quarter. There can be no assurances that the current level of Company-defined FFO will be maintained.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(in thousands, except per share data)	2013	2012	2013	2012
Net income (loss)	$14,147	$(8,725)	$(10,982)	$(23,520)

Net income (loss) per common share	$0.07	$(0.08)	$(0.06)	$(0.25)

Reconciliation of net income (loss) to FFO:
Net income (loss)	$14,147	$(8,725)	$(10,982)	$(23,520)
Add (deduct) NAREIT-defined adjustments:
Real estate-related depreciation and amortization	31,025	16,446	84,909	40,547
Real estate-related depreciation and amortization of unconsolidated joint venture	1,310	1,723	4,468	4,898
Gain on acquisition of joint venture	(26,481)	—	(26,481)	—

FFO	$20,001	$9,444	$51,914	$21,925

FFO per common share	$0.10	$0.08	$0.30	$0.23

Reconciliation of FFO to Company-defined FFO:
FFO	$20,001	$9,444	$51,914	$21,925
Add (deduct) Company-defined adjustments:
Acquisition costs	9,974	4,833	23,276	13,361
Acquisition costs of unconsolidated joint venture	784	54	863	476
Loss on early extinguishment	—	874	—	874

Company-defined FFO	$30,759	$15,205	$76,053	$36,636

Company-defined FFO per common share	$0.15	$0.14	$0.45	$0.39

Weighted-average shares outstanding	203,024	111,996	170,474	94,484

(1)	See “Definitions” below for additional information regarding Funds from Operations (“FFO”) and Company-defined FFO.

Selected Financial Data

The following table presents selected consolidated financial information, which has been derived from our condensed consolidated financial statements. The information presented below is only a summary and does not provide all of the information contained in our historical condensed consolidated financial statements, including the related notes thereto, and as such, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
($ in thousands, except per share data)	2013	2012	2013	2012
Operating data:
Rental revenues from same store operating properties (1)	$31,790	$30,618	$61,576	$60,614
Rental revenues from other properties (1)	33,308	4,307	110,078	25,008

Total rental revenues	65,098	34,925	171,654	85,622

Rental expenses from same store operating properties (1)	8,041	7,344	16,179	14,681
Rental expenses from other properties (1)	8,802	1,090	27,462	5,856

Total rental expenses	16,843	8,434	43,641	20,537

NOI from same store operating properties	23,749	23,274	45,397	45,933
NOI from other properties	24,506	3,217	82,616	19,152

Total NOI (2)	$48,255	$26,491	$128,013	$65,085

Less straight-line rents	$(5,377)	$(1,852)	$(11,307)	$(5,411)
Plus amortization of above market leases, net	870	909	2,745	2,634

Cash NOI (2)	$43,748	$25,548	$119,451	$62,308

Distributions declared per common share	$0.15625	$0.15625	$0.46875	$0.46875

Cash flow data:
Net cash provided by operating activities	$10,349	$9,124	$54,727	$16,125
Net cash used in investing activities	$(477,736)	$(248,516)	$(1,041,404)	$(736,906)
Net cash provided by financing activities	$472,544	$239,151	$989,778	$723,504

Development activity	$24,526	$21	$41,234	$21
Tenant improvements and leasing commissions	$3,274	$3,611	$11,772	$6,054
Property maintenance and improvements	$129	$2,443	$2,092	$4,253

Total capital expenditures	$27,929	$6,075	$55,098	$10,328

Total rental revenues increased significantly for the three months ended September 30, 2013, as compared to the same period in 2012, primarily due to the increase in non-same store rental revenues, which was attributable to the growth in our portfolio. For the three months ended September 30, 2013, non-same store rental revenues reflects the addition of 161 buildings we acquired since July 1, 2012. The increase in the number of buildings acquired for the three months ended September 30, 2013 includes the consolidated results of the 31 properties acquired in conjunction with the acquisition of our partner’s interest in the Fund I Partnership joint venture, which was previously unconsolidated. Same store rental revenues increased 3.8% from $30.6 million for the three months ended September 30, 2012 to $31.8 million for the three months ended September 30, 2013, primarily due to three customers leasing approximately 0.6 million square feet during the period.

Total rental expenses increased for the three months ended September 30, 2013, as compared to the same period in 2012, primarily due to an increase in non-same store rental expenses attributable to the significant increase in the number of buildings acquired compared to the same period during 2012. Same store rental expenses increased by 9.5% from $7.3 million for the three months ended September 30, 2012 to $8.0 million for the three months ended September 30, 2013, primarily due to expenses incurred for increased real estate taxes.

(1)	See “Definitions” below for additional information regarding “same store operating properties” and “other properties.”
(2)	See “Definitions” below for a reconciliation of net operating income to GAAP net loss and for a reconciliation of cash net operating income to GAAP net loss.

Portfolio Overview

During the third quarter of 2013, we continued to expand and strengthen our presence in our target markets by acquiring primarily quality, functional industrial buildings with generic features designed for flexibility and for high acceptance by a wide range of customers. As of September 30, 2013, the weighted-average age of our buildings (based on square feet) was 14 years.

	As of
	September 30,	December 31,	September 30,
(square feet in thousands)	2013	2012	2012
Portfolio data:
Number of operating buildings	281	208	162
Number of development buildings	12	11	11

Total number of buildings	293	219	173

Number of consolidated buildings	293	190	147
Number of unconsolidated buildings (1)	—	29	26

Total number of buildings	293	219	173

Rentable square feet of consolidated buildings	56,532	36,898	27,871
Rentable square feet of unconsolidated buildings (1)	—	6,181	5,377

Total rentable square feet	56,532	43,079	33,248

Total number of customers	550	414	329
Percent occupied of operating portfolio	94%	95%	96%
Percent occupied of total portfolio	91%	90%	92%
Percent leased of operating portfolio	94%	96%	96%
Percent leased of total portfolio	92%	92%	93%

Market by Total Rentable Square Feet

as of September 30, 2013

(1)

In September 2013, we acquired our partner’s interest in the Fund I Partnership joint venture. As of the date of the acquisition, the Fund I Partnership included 31 buildings aggregating approximately 7.2 million square feet.

Portfolio Overview

As of September 30, 2013, we owned and managed a well diversified industrial portfolio located in 20 major industrial markets throughout the U.S. Approximately 36%, 34%, and 30% of our portfolio was located in the East, Central, and West regions of the U.S., respectively.

						Percent
	Number	Rentable			Total	of Total
	of	Square	Occupied	Leased	Annualized	Annualized
($ and square feet in thousands)	Buildings	Feet	Rate	Rate	Base Rent	Base Rent
Operating Properties:
Atlanta	20	6,206	88.4%	88.4%	$16,078	7.4%
Austin	7	748	93.8	97.4	3,938	1.8
Baltimore / D.C.	23	4,437	94.4	94.4	20,060	9.2
Chicago	19	3,967	84.0	86.0	12,953	6.0
Dallas	27	3,746	93.9	98.0	13,332	6.1
Denver	1	554	100.0	100.0	—	—
Houston	27	2,803	87.3	88.8	12,562	5.8
Indianapolis	7	2,698	95.0	100.0	11,194	5.1
Memphis	6	2,176	90.8	90.8	5,588	2.6
Nashville	6	2,531	100.0	100.0	8,562	3.9
New Jersey	11	2,074	93.9	93.9	10,369	4.8
Pennsylvania	29	5,248	97.2	97.2	22,381	10.3
Phoenix	17	4,646	98.6	98.7	23,871	11.0
Portland	21	1,423	89.7	89.7	6,814	3.1
Salt Lake City	4	1,140	94.8	94.8	5,178	2.4
San Francisco Bay Area	7	1,084	92.0	92.0	5,276	2.4
Seattle / Tacoma	8	1,225	77.7	80.8	4,104	1.9
South Florida	20	1,607	98.7	98.7	11,349	5.2
Southern California	20	5,833	100.0	100.0	19,542	9.0
Tampa	1	147	100.0	100.0	943	0.4

Subtotal Operating	281	54,293	93.6%	94.4%	$214,094	98.4%

Development Properties:
New Jersey	6	638	48.4	48.4	2,801	1.3
San Francisco Bay Area	1	85	78.3	78.3	539	0.3
Seattle / Tacoma	1	441	—	—	—	—
South Florida	1	186	—	100.0	—	—
Southern California	3	889	—	11.7	—	—

Subtotal Development	12	2,239	16.8%	29.6%	$3,340	1.6%

Total Portfolio	293	56,532	90.5%	91.9%	$217,434	100.0%

Lease Expirations & Top Customers

We continue to expand our portfolio and diversify our customer base. As of September 30, 2013, we had 293 industrial buildings occupied by 550 customers with 613 leases, up from 219 industrial buildings occupied by 414 customers with 449 leases as of December 31, 2012.

Lease Expirations

During the first nine months of 2013, we leased approximately 6.6 million square feet, including 3.8 million square feet related to new leases and expansions, and 2.8 million square feet related to renewals and future leases. Future leases are new leases for units that are occupied by the current customer. Expansions represented approximately 7% of the total leasing activity for the nine months ended September 30, 2013.

			Percent		Percent
	Number	Total	of Total	Total	of Total
	of	Occupied	Occupied	Annualized	Annualized
($ and square feet in thousands)	Leases	Square Feet	Square Feet	Base Rent	Base Rent
Remainder of 2013(1)	44	1,090	2.1%	$5,382	2.5%
2014	89	5,186	10.1	23,954	11.0
2015	112	5,211	10.2	24,491	11.3
2016	83	5,605	10.9	26,124	12.0
2017	77	4,432	8.7	19,755	9.1
2018	69	7,332	14.3	28,341	13.0
2019	34	4,715	9.2	21,222	9.8
2020	28	3,204	6.3	13,099	6.0
2021	20	4,656	9.1	20,508	9.4
2022	20	3,874	7.6	16,497	7.6
Thereafter	37	5,876	11.5	18,061	8.3

Total occupied	613	51,181	100.0%	$217,434	100.0%

Customers

Of the 550 customers as of September 30, 2013, there were no customers that individually represented more than 10% of total annualized base rent. The following table reflects our 10 largest customers, based on annualized base rent, which occupied an aggregate 12.8 million square feet as of September 30, 2013:

	Percent of Total	Percent of Total
	Annualized	Occupied
Customer	Base Rent	Square Feet
Amazon.com, LLC	6.3%	4.8%
Home Depot USA INC.	4.7	4.5
Hanesbrands, Inc.	2.7	2.6
Belkin International	2.5	1.6
CEVA Logistics U.S.	2.4	2.8
Solo Cup Company	1.8	3.1
GlaxoSmithKlein	1.5	1.2
Harbor Freight Tools	1.2	1.5
Bunzl Distribution USA, Inc.	1.1	1.1
Phillips-Van Heusen Corporation	1.1	1.7

Total	25.3%	24.9%

(1)	Includes month-to-month leases.

Acquisitions

We completed the following acquisition activities during the nine months ended September 30, 2013:

•

Acquired 72 industrial buildings comprising approximately 12.4 million square feet for an aggregate purchase price of approximately $851.7 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. See table below for additional detail.

•

Purchased the remaining 49% interest of the Fund I Partnership on September 17, 2013 for approximately $129.6 million of cash. This resulted in us owning 100% of the 31 industrial buildings aggregating approximately 7.2 million square feet that had been acquired by the Fund I Partnership, with an implied aggregate fair value of approximately $510.6 million for the properties at acquisition date.

($ in thousands)	Acquisition Date	Market	Number of Buildings	Occupancy Rate at Acquisition	Rentable Square Feet	Total Purchase Price(1)
Clifton Distribution Center	2/6/2013	New Jersey	1	100%	231,000	$26,100
Hayward Distribution Center	2/14/2013	San Francisco Bay	1	100	102,000	9,600
Valley View Business Center	3/25/2013	Dallas	2	100	209,000	12,200
York Distribution Center II	3/27/2013	Pennsylvania	1	100	603,000	31,671
Andover Distribution Center	3/29/2013	Seattle / Tacoma	2	100	163,000	12,050
Marina West Distribution Center II	4/2/2013	South Florida	3	100	402,000	39,400
Beltway Cross Distribution Center	4/9/2013	Houston	4	96	491,000	38,250
Gwinnett Distribution Center	4/24/2013	Atlanta	2	96	317,000	12,000
Bluegrass Distribution Center I & II	4/24/2013	Atlanta	4	97	389,000	28,000
Northpointe Distribution Center	4/30/2013	Baltimore / D.C.	2	87	83,000	9,625
Fremont Distribution Center II	5/6/2013	San Francisco Bay	1	100	174,000	13,500
Broadway 101 Commerce Center	5/15/2013	Phoenix	11	84	808,000	77,002
Lakeview Business Center	5/15/2013	South Florida	7	97	210,000	17,450
South San Francisco Distribution Center II	5/23/2013	San Francisco Bay	1	100	85,000	9,950
Iron Run Distribution Center	6/6/2013	Pennsylvania	1	100	125,000	8,000
Buckeye Distribution Center	6/7/2013	Phoenix	2	100	684,000	44,300
Valley Crossings Distribution Center	6/13/2013	Pennsylvania	1	100	270,000	16,550
Artesia Distribution Center	6/26/2013	Southern California	1	100	152,000	14,801
Carlisle Distribution Center	6/26/2013	Pennsylvania	2	100	694,000	40,700
Greenwood Distribution Center	6/28/2013	Indianapolis	1	100	450,000	15,725
Nashville Portfolio	6/28/2013	Nashville	3	100	1,098,000	49,050
Eastern Logistics Portfolio	8/1/2013	Pennsylvania, Atlanta	3	100	802,000	46,000
Randall Crossing Distribution Center	8/2/2013	Chicago	1	100	100,000	7,550
Waterfront Distribution Center	8/7/2013	New Jersey	1	100	151,000	13,500
Beckwith Farms Distribution Center I	8/15/2013	Nashville	1	100	707,000	33,300
Fairfield Portfolio	8/27/2013	New Jersey	7	55	730,000	80,273
Kent Valley Distribution Center IV	8/28/2013	Seattle / Tacoma	1	94	115,000	10,150
South Bay Distribution Center	8/29/2013	Southern California	1	—	265,000	33,608
Beckwith Farms Distribution Center II & III	8/30/2013	Nashville	2	100	728,000	22,500
Landover Distribution Center	9/11/2013	Baltimore / D.C.	1	100	507,000	32,530
Denver Distribution Center	9/13/2013	Denver	1	100	554,000	46,350

Total properties			72	86%	12,399,000	$851,685

Fund I Partnership (2)	9/17/2013	Various	31	76%	7,239,000	$510,550

(1)	Reflects contract purchase price, and excludes land acquisitions.
(2)

Prior to the transaction and the resulting consolidation of the Fund I Partnership, we had included certain operating data of the Fund I Partnership in our total portfolio metrics for the periods the properties were originally acquired by the Fund I Partnership. The purchase price of $510.6 million is the implied aggregate fair value for the properties at acquisition date.

Debt

Summary of Consolidated Debt

As of September 30, 2013, we had approximately $1.8 billion of consolidated indebtedness, which was comprised of borrowings under our lines of credit and unsecured term loans, and our mortgage note financings. Our consolidated debt had a weighted-average remaining term of approximately 5.7 years. The following is a summary of our consolidated debt as of September 30, 2013:

	Stated
	Interest Rate at	Initial	Balance as of
($ in thousands)	September 30, 2013	Maturity Date	September 30, 2013
Lines of credit	2.35%	November 2014 - August 2015	$295,313
Unsecured term loans(1)	1.82%	January 2018 - January 2019	500,000
Fixed-rate mortage notes	4.26%	June 2015 - November 2023	1,021,890
Variable-rate mortgage note	2.18%	May 2015	9,080

Total / weighted-average mortgage notes	4.25%		1,030,970

Total / weighted-average consolidated debt	3.28%		$1,826,283

Fixed-rate debt	4.26%		56%
Variable-rate debt	2.02%		44%

Total / weighted-average	3.28%		100%

Scheduled Principal Payments of Debt

As of September 30, 2013, the principal payments due on our consolidated debt during each of the next five years and thereafter were as follows:

($ in thousands)	Lines of Credit (2)	Unsecured Term Loans	Mortgage Notes	Total
Remainder of 2013	$—	$—	$1,251	$1,251
2014	125,313	—	6,664	131,977
2015	170,000	—	52,837	222,837
2016	—	—	19,909	19,909
2017	—	—	61,923	61,923
Thereafter		500,000	881,676	1,381,676

Total principal payments	295,313	500,000	1,024,260	1,819,573
Unamortized premium on assumed debt	—	—	6,710	6,710

Total	$295,313	$500,000	$1,030,970	$1,826,283

(1)

We entered into LIBOR-based forward-starting interest rate swap agreements to hedge LIBOR on the unsecured term loans. For the $200.0 million unsecured term loan, the forward-starting interest rate swaps have an effective date of January 14, 2014; will fix LIBOR at 0.98%, with an all-in interest rate ranging from 2.68% to 3.43%, depending on our consolidated leverage ratio; and will expire in October 2017. For the $300.0 million unsecured term loan, the forward-starting interest rate swaps have an effective date of January 20, 2015; will fix LIBOR at 1.81%, with an all-in interest rate ranging from 3.31% to 4.16%, depending on our consolidated leverage ratio; and will expire in October 2018.

(2)	Both lines of credit may be extended pursuant to two one-year extension options, subject to certain conditions.

Definitions

Annualized Base Rent. Annualized base rent is calculated as monthly base rent (cash basis, which accounts for any tenant concessions) per the terms of the lease as of September 30, 2013, multiplied by 12.

Adjusted Net Loss. We define adjusted net loss as GAAP net income (loss) less gains and losses on sales of assets. We consider adjusted net loss to be an appropriate supplemental performance measure, as we believe it provides useful information to our investors regarding the comparability of our results of operations by excluding certain items that are considered to be non-recurring, such as gains and losses on sales of assets. However, adjusted net loss should not be viewed as an alternative measure of our financial performance since it excludes such gains and losses, which could materially impact our results of operations. Therefore, we believe net income (loss), as defined by GAAP, to be the most appropriate GAAP measure to evaluate our overall performance. Refer to the reconciliation below of our GAAP net income (loss) to adjusted net loss.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
($ in thousands)	2013	2012	2013	2012
GAAP net income (loss)	$14,147	$(8,725)	$(10,982)	$(23,520)
Gain on acquisition of joint venture	(26,481)	—	(26,481)	—

Adjusted net loss	$(12,334)	$(8,725)	$(37,463)	$(23,520)

Consolidated Portfolio. The consolidated portfolio excludes properties owned through our unconsolidated joint ventures.

Development Portfolio. The development portfolio includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s completion or a building achieving 90% occupancy.

Funds from Operations (“FFO”) and Company-Defined FFO. We believe that FFO and Company-defined FFO, in addition to net loss and cash flows from operating activities, as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net loss or to cash flows from operating activities as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy, or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization and gains or losses on sales of assets. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. In addition, FFO adjusts for non-recurring gains on the acquisition of certain joint venture properties. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

Company-defined FFO. Similar to FFO, Company-defined FFO is a non-GAAP measure that excludes real estate-related depreciation and amortization and gains or losses on sales of assets, and also excludes non-recurring acquisition-related costs (including acquisition fees paid to the Advisor) and a non-recurring loss from the early extinguishment of debt, each of which are characterized as expenses in determining net loss under GAAP. The purchase of operating properties is a key strategic objective of our business plan focused on generating on-going operating income and cash flow in order to make distributions to investors. However, as the corresponding acquisition-related costs are paid in cash, all paid and accrued acquisition-related costs negatively impact our operating performance and cash flows from operating activities during the period in which properties are acquired. In addition, if we acquire a property after all offering proceeds from our public offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless the Advisor determines to waive the payment or reimbursement of these acquisition-related costs, then such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. As such, Company-defined FFO may not be a complete indicator of our operating performance, especially during periods in which properties are being acquired, and may not be a useful measure of the long-term operating performance of our properties if we do not continue to operate our business plan as disclosed.

Definitions

We have been in the acquisition phase of our life cycle. Management does not include historical acquisition-related expenses in its evaluation of future operating performance, as such costs are not expected to be incurred once our acquisition phase is complete. In addition, management does not include a non-recurring loss from the early extinguishment of debt in its evaluation of future operating performance as the transaction that resulted in the loss was driven by factors relating to the external capital markets, rather than factors specific to the on-going operating performance of our properties. We use Company-defined FFO to, among other things: (i) evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) evaluate potential performance to determine exit strategies. We believe Company-defined FFO facilitates a comparison to other REITs that are not engaged in acquisition activity and have similar operating characteristics as us. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with the same performance metrics used by management in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net loss or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate Company-defined FFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculation and characterization of Company-defined FFO.

GAAP. Generally accepted accounting principles used in the United States.

Net Operating Income (“NOI”) and Cash NOI. We define (i) NOI as GAAP rental revenues less GAAP rental expenses and (ii) cash NOI as NOI (as previously defined), excluding non-cash amounts recorded for straight-line rents and the amortization of above and below market leases. We consider NOI and cash NOI to be appropriate supplemental performance measures. We believe NOI and cash NOI provide useful information to our investors regarding our financial condition and results of operations because NOI and cash NOI reflect the operating performance of our properties and exclude certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, acquisition-related expenses, general and administrative expenses, and interest expense. However, NOI and cash NOI should not be viewed as alternative measures of our financial performance since it excludes such expenses, which could materially impact our results of operations. Further, our NOI and cash NOI may not be comparable to that of other real estate companies as they may use different methodologies for calculating NOI and cash NOI. Therefore, we believe net loss, as defined by GAAP, to be the most appropriate GAAP measure to evaluate our overall performance. Refer to the reconciliation below of our GAAP net income (loss) to NOI and cash NOI.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
($ in thousands)	2013	2012	2013	2012
GAAP net income (loss)	$14,147	$(8,725)	$(10,982)	$(23,520)
Real estate-related depreciation and amortization	31,025	16,446	84,909	40,547
General and administrative expenses	1,661	1,327	5,114	4,166
Asset management fees	6,077	3,214	15,831	7,977
Acquisition costs	9,974	4,833	23,276	13,361
Other (income) expenses	(14,629)	9,396	9,865	22,554

NOI	$48,255	$26,491	$128,013	$65,085

Straight-line rents	(5,377)	(1,852)	(11,307)	(5,411)
Amortization of above market leases, net	870	909	2,745	2,634

Cash NOI	$43,748	$25,548	$119,451	$62,308

Definitions

Occupied Rate / Leased Rate. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced.

Operating Portfolio. The operating portfolio includes stabilized properties.

Same Store Operating Properties. The same store portfolio includes operating properties owned for the entirety of both the current year period and prior year period for which the operations have been stabilized. Properties that do not meet the same store criteria are included in “other properties” in “Selected Financial Data” above. The same store operating portfolio for the three months ended September 30, 2013 and 2012 included 129 buildings owned as of July 1, 2012 and the same store operating portfolio for the nine months ended September 30, 2013 and 2012 included 91 buildings owned as of January 1, 2012.